Exhibit 77K

At a meeting of the Audit Committee of the Registrant held on March 24, 2010, the Audit Committee approved the dismissal of KPMG LLP (KPMG) as independent accountants to audit the Registrants financial statements for the fiscal year ending April 30, 2011. KPMG's reports on the Registrant's financial statements as of and for the fiscal years ended April 30, 2010 and 2009, did not include any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrants two most recent fiscal years and the subsequent period through June 24, 2010, there were no:
(1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described in paragraph (v) of Item 304(a)(1) of Regulation S-K. The Audit Committee of the Registrant expects to appoint new independent accountants in the near future. The Registrant requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments. A copy of such letter, dated June 24, 2010, is filed as Exhibit A to this Item 77K.


Exhibit A to Exhibit 77K
June 24, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for AllianceBernstein Corporate Income Shares (the Registrant) and, under the date of June 24, 2010, we reported on the financial statements of the Registrant as of and for the year ended April 30, 2010.
On April 14, 2010, we were dismissed. We have read the Registrants statements included under Item 77K of Form N-SAR dated June 24, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrants statements that the Audit Committee approved the dismissal of KPMG LLP as independent accountants on March 24, 2010, and that the Audit Committee of the Registrant expects to appoint new independent accountants in the near future.

Very truly yours,

/s/ KPMG LLP